August 15, 2008

VIA EMAIL AND REGULAR MAIL

Craig Miller
Manatt, Phelps & Phillips LLP
One Embarcadero Center, 30th Floor
San Francisco, CA 94111

Re: Guy Archbold Employment
Demand to Cure Breach of Agreement

Dear Mr. Miller:

We are informed that on August 12, 2008 Robert Medearis and Gordon Smith, acting as the Board of Directors of Chapeau, Inc. ("Company") suspended the employment of Guy Archbold without legitimate cause. As a current member of the Board of Directors, Mr. Archbold hereby requests a copy of the minutes of the August 12, 2008 meeting. Based upon our current understanding, we believe the actions taken at the August 12th meeting breach the Employment Agreement ("Agreement") and are a continuation of prohibited and unlawful conduct occasioned by Medearis and Smith over the last several weeks. We summarize the conduct as follows:

- On July 21, 2008, with less than two (2) hours notice, Medearis and Smith demanded that Mr. Archbold resign his employment as chief executive officer ("CEO") of the Company or face immediate termination which could irreparably harm his business and professional reputation. As a result of this demand and with an inadequate opportunity to consult legal counsel, Mr. Archbold tendered his involuntary resignation under protest within the time frame demanded by Medearis and Smith. Later that same day, after opportunity to discuss the matter with legal counsel and Pat Imeson, who represented a majority of the Company shareholders, Mr. Archbold rescinded his resignation and stated his willingness to accept reinstatement.

- The following day, July 22, 2008, after an ostensible opportunity to reconsider his actions and with apparent authority from Smith, Medearis conditionally reinstated Mr. Archbold to the position of CEO. Mr. Archbold accepted the reinstatement, but sought to renegotiate the terms of the employment relationship promptly. Thereafter, Mr. Archbold continued performing services as CEO for the benefit of the Company, reasonably relying upon the apparent authority of Medearis to reinstate him.

- More than a week later, on July 31, 2008, Smith attempted to revoke the previous offer of reinstatement stating that Medearis acted without authority and denying that any reinstatement was effective.

- Later, on August 8, 2008, Smith called a special board meeting for August 12. Based upon a conflicting special shareholder meeting call, Mr. Archbold objected to and refrained from attending the called board meeting. Following the special board meeting, on August 13, 2008, Smith verbally informed Mr. Archbold that, Medearis and Smith acted to suspend his employment as CEO and install an interim CEO.

With the exception of the special board meeting, these actions were without appropriate board or corporate authority and were a breach of fiduciary duty. Also, all these actions constitute a breach of the Agreement and, with the board members' action at the special meeting the Company is now joined in the breach of Agreement. In addition, all these actions constitute "good reason" for resignation under the Agreement. Please see section 6(c) of the Agreement which states:

> Termination by Employee for Good Reason. Employee shall have the right without further obligation to the Company to terminate this Agreement for good reason ("Good Reason") in the event of (i) the Company's breach of any covenant or term of this Agreement, (ii) a determination by Employee that the Company is engaged in any activity which Employee reasonably believes, upon the advice of counsel, constitutes a violation of applicable federal or state law, or (iii) the material alteration or restriction of Employee's authority, duties and responsibilities in a manner inconsistent with Employee's position and status with the Company, but only if the Company fails to cure such breach within twenty (20) days following the receipt of notice by Employee setting forth the conditions giving rise to such breach.

Accordingly, this letter is notice to the Company, Medearis, and Smith demanding cure of these unlawful actions within twenty (20) days of this letter as required by section 6(c) of the Agreement. Mr. Archbold hereby tenders his resignation effective August 26, 2008, unless cure, as required by the Agreement, occurs within the mandated time period. If, prior to August 26, 2008, a new board of directors is properly constituted and the unlawful actions are cured, Mr. Archbold will rescind his resignation and continue to serve in the capacity of Company CEO or other position satisfactory to the new board of directors.

Additionally, if cure is not timely forthcoming, Mr. Archbold intends to seek, through appropriate civil action as necessary, all available remedies for any and all unauthorized and unlawful actions taken in breach of the Agreement, corporate governing documents and individual board member fiduciary duty. At a minimum these remedies will include: unpaid deferred compensation, unpaid bonuses, accrued vacation benefits and severance benefits provided under the Agreement.

All communications regarding this matter must be sent to our firm. If you have questions you can contact me directly.

Very truly yours,

Treaver K. Hodson

TKH/sr

cc: Charles Post, Weintraub Genshlea Chediak (counsel for Medearis and Smith)